Exhibit 15.2

April 21, 2020

Sogou Inc.

Level 15, Sohu.com Internet Plaza,

No. 1 Unit Zhongguancun East Road, Haidian District,

Beijing 100084

People’s Republic of China

Re: Consent of Commerce & Finance Law Offices

We hereby consent to the use of our firm name and summaries of our firm’s opinions under the headings “Risk Factors” and “Business Overview — Organizational Structure” in the annual report on Form 20-F of Sogou Inc. (the “Company”) for the Company’s fiscal year ended December 31, 2019 to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about April 21, 2020 (the “Form 20-F”), and to the incorporation by reference in the Company’s Registration Statement on Form S-8 (File No. 333-222343) filed with the SEC on December 29, 2017 of such references to our firm and summaries of our firm’s opinions included under such headings.

We also hereby consent to the filing of this consent letter as an exhibit to the Form 20-F.

Yours sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices